Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. DECLARES DIVIDENDS TO SERIES I AND II CLASS B CONVERTIBLE PREFERRED STOCK SHAREHOLDERS

LITTLE ELM, Texas, January 8, 2021—Retractable Technologies, Inc. (NYSE American: RVP) announced today that its Board of Directors has declared dividends to holders of its Series I Class B and Series II Class B Convertible Preferred Stock in the amounts of $10,041 and $39,050, respectively. Over the entire accrual period, the dividend amount is $0.125 per share for Series I Class B shareholders and $0.25 per share for Series II Class B shareholders. Dividends have accrued at 10% per annum and cover amounts in arrears from October 1, 2020 through date of conversion or December 31, 2020 whichever is applicable. The dividends will be paid on January 29, 2021. All Series I Class B Convertible Preferred Stock was redeemed as of December 31, 2020. The record date for the Series II Class B Convertible Stockholders is January 19, 2021.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer